Exhibit 10.13

AMENDMENT TO

OFFER LETTER

This Amendment to Offer Letter (the “Amendment”) is made and entered into as of April 12 2006 (“Effective Date”) by and among Wintegra, Inc. a private company Incorporated under the laws of the State of Delaware, with its principal offices at Austin, Texas (the “Company”), and Michael Phillip, residing at 4100 Dunning Lane, Austin, TX 78746 (the “Employee”).

WHEREAS, the Company and the Employee previously executed an Offer Letter dated 4 Sep, 2000 (the "Offer Letter")

WHEREAS, the Company and the Employee desire to amend certain of the terms of the employment of Employee

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1.    Prior Notice.
The parties wish to amend the following sentence in the Offer Letter as follows:

"You will provide to us, and we agree to provide to you 60 days written notice of any desire to terminate this agreement."

will be amended in its entirety to read:

"You will provide to us, and we agree to provide to you 90 days written notice of any desire to terminate this agreement."

2.    Severance
Without derogation of Section 1, upon termination of employment from the Company for any reason, Employee shall receive payment of either the amounts set forth in Section 2.1 or Section 2.2 below in consideration of Employee's undertaking not to compete with the Company.

2.1
Involuntary Termination. If the Company terminates Employee’s employment with the Company for reasons other than Cause, death or Disability, or Employee resigns from his employment with the Company due to a Constructive Termination, then Employee shall be entitled to receive continuing payments of severance pay (less applicable tax withholding) at the Salary as then in effect, for a period of three (3) months from the Termination Date, payable in accordance with the Company’s normal payroll policies.

2.2
Change of Control Severance. If within twelve (12) months of a Change of Control of the Company, the Company terminates Employee’s employment with the Company for reasons other than Cause, death, or Disability or Employee resigns from his employment with the Company due to a Constructive Termination, Employee will be entitled to receive:

(a)
Continuing payments of severance pay (less applicable tax withholding) of Salary as then in effect, for a period of six (6) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

(b)	Vesting as of the Termination Date of fifty percent (50%) of all unvested options granted to Employee; and

(c)
Extension of the exercise period enabling Employee to exercise his options through the first anniversary of the Termination Date; notwithstanding, in no case shall the exercise period be extended beyond the maximum term of the options. Additionally, the exercise period of the options may not be extended beyond the later to occur of (x) the fifteenth day of the third month after the options would have otherwise expired due to termination of Employee’s employment, or (y) the end of the calendar year during which the options would have otherwise expired due to termination of Employee’s employment.

3.    Definitions.
(a)	Cause. For purposes of this Amendment, “Cause” is defined as:

i.	an act of dishonesty made by Employee in connection with Employee's responsibilities as an employee;

ii.	Employee's conviction of, or plea of nolo contendere to, a felony;

iii.	Employee's gross misconduct; or

iv.
Employee's continued substantial violations of his employment duties after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Employee has not substantially performed his duties.

(b)	Change of Control. For purposes of this Agreement, “Change of Control” is defined as:

i.
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities;

ii.
a change in the composition of the Board of Directors of the Company occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date of the consummation of the Company's public offering, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);

iii.
the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or

iv.	the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

(c)
Constructive Termination. “Constructive Termination” means Employee’s resignation from his employment within ninety (90) days, plus any applicable thirty (30) day cure period, following the occurrence of any of the following without Employee’s consent:

i.
a significant reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute a “Constructive Termination”; or

ii.
a reduction of more than ten percent (10%) by the Company of Employee’s Company Salary as in effect either on the Effective Date or immediately prior to such reduction (other than as part of an overall reduction applicable to similarly situated senior Employees of the Company or its successor).

(d)
In each case, prior to Employee being permitted to resign from his employment due to a “Constructive Termination”, the Company will have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement, after Employee provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

(e)
Disability. “Disability” means that Employee is determined by the Company to be disabled under the provisions of the Disability Insurance, and Employee has received long-term disability benefits for a period of at least three (3) months under such plan.

(f)
Termination Date. Subject to the requirements of Section 1 of this Amendment, “Termination Date” means the effective date of any notice of termination of employment delivered by one party to the other.

4    Conditions to Receive Severance Package. The severance payments described in this Amendment will be provided to Employee only if Employee executes and delivers to the Company, and does not revoke, a general release of claims in a form acceptable to the Company.

5.    Offer Letter. The rights described in this Amendment are in addition to any rights granted to Employee in the Offer Letter. All terms and conditions of the Offer Letter that are not specifically amended by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment, as of the day and year first above written.

/s/ Jacob Ben-Zvi WINTEGRA INC.	/s/ Michael Phillip MICHAEL PHILLIP
By: /s/ Jacob Ben-Zvi

OFFER LETTER

Dear Mike:

Wintegra, Inc. (“We”, “Us”, “Our”) is pleased to offer you a position of Vice-President of Software, an officer of Wintegra, Inc., with your employment commencing on September 4, 2000. If you decide to join us, you will receive a starting monthly salary of $10833.33, less applicable withholding, which will be paid semi-monthly in accordance with our normal payroll procedures. You will also receive a grant of 225,000 shares of common stock that will be priced at the value of the common stock on your start date. These stock options will vest 25% on the anniversary date of your first year of employment, and thereafter 1/48 per month for a 100% vesting after 4 years. As our employee, you are also eligible to receive certain employee benefits including health, dental, life insurance, short and long term disability and an employer participation of up to 3% in a 401K plan. If you wish to cover your dependents on the health and dental plans, you will be asked to contribute a portion of the health and dental premiums, as determined by the plan. Your position includes 10 floating holidays, 10 vacation days and 5 sick days per year. These days will be pro-rated for the first calendar year in which you join us. Any sick days not used may be converted to vacation days. This offer and your employment relationship with us are subject to the terms and conditions of this offer letter (“Offer Letter”).

If you choose to accept this offer, your employment with us will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. We will have a similar right and may conclude our employment relationship with you at any time, with or without cause. You will provide to us, and we agree to provide to you 60 days written notice of any desire to terminate this agreement.

If you choose to accept this offer, you will receive a bonus of $35,000 after your first month of employment at Wintegra, and an additional bonus of $35,000 after your 9th month of employement at Wintegra. Should you choose to terminate this agreement prior to your second anniversary of your first day of employment, you must pay back to Wintegra all bonus funds received (i.e. up to a maximum of $70,000).

If you choose to accept this offer, you agree that during the period of your employment you will devote full-time efforts to your duties as our employee and that you will not participate in business or other activities that conflict with our best interests, without prior written concent of the company.

For purposes of federal immigration law, you will be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. You must provide such documentation to us within three (3) business days of your date of hire as a condition of this offer and of your employment, and your failure to comply with this condition gives us the right to immediately terminate our employment relationship with you.

In the event of any dispute or claim relating to or arising out of your employment relationship with us, this Offer Letter, or the termination of your employment relationship with us (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and we (i) each agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Travis County, Texas, and (ii) each waives its rights to have such disputes tried by a court or jury. However, you and we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of our trade secrets, proprietary information, other proprietary rights or property.

To indicate your acceptance of our offer, please sign and date this Offer Letter in the space provided below and return it to me. A duplicate original is enclosed for your records. You will be required to sign an Employee Innovations and Proprietary Rights Assignment Agreement as a condition of this offer and of your employment. This letter, along with any agreements relating to proprietary rights between you and us, set forth the terms of your employment with us and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except in a writing signed by us and by you.

We look forward to working with you at Wintegra, Inc. Welcome aboard!

Sincerely,
Wintegra, Inc.

Signed: /s/ Robert O’Dell
Title: V.P. Marketing
AGREED TO AND ACCEPTED

/s/ Michael J. Phillip                                            Dated: August 25, 2000
Employee Name:

EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS
ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by Wintegra, Inc. (“Company”). In return for my new or continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1. Duties; At-Will Employment; No Conflict. I will perform for Company such duties as may be designated by Company from time to time. I agree that my employment with Company is for no specified term, and may be terminated by Company at any time, with or without cause, with the amount notice specified in the Offer Letter. Similarly, I may terminate my employment with Company at any time, with or without cause, with the amount notice specified in the Offer Letter. During my period of employment by Company, I will devote my best efforts to the interests of Company and will not engage in other employment or in any activities determined by Company to be detrimental to the best interests of Company without the prior written consent of Company.

2. Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

3. Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a) Applicable to the business of Company; or

(b) Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company's business.

4. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.

5. Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of my employment’s termination or Company’s request) destroy or deliver to Company, at Company’s option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company’s business, and (c) written certification of my compliance with my obligations under this sentence.

6. Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

7. Disclosure of Prior Innovations. I have identified on Exhibit A (“Prior Innovations”) attached hereto all Innovations, applicable to the business of Company or relating in any way to Company's business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A (“Prior Innovations”). If there is no such list on Exhibit A (“Prior Innovations”), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

8. Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company’s designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company's time or with the use of any of Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Company Innovations”). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company's prior written consent.

9. Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b) In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

10. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

11. Covenant Not to Compete. During the term of this Agreement, and for a period of eight (8) months following the termination of my employment for any reason, in Texas and in any other geographic region of the United States in which the Company does business, or any other country in which the Company does business, I agree not to be employed by, serve as director of, consultant or advisor to any business that engages directly in the development or sale of products or services that compete against the Company and I further agree not to develop or assist others in developing products or services with the same or similar functionality to the products developed or under development by the Company prior to and during the term of my employment at the Company. I further acknowledge and agree to the reasonableness of this covenant not to complete and the reasonableness of the geographic area and duration of time which are a part of said covenant. I also acknowledge and agree that this covenant will not preclude me from becoming gainfully employed following termination of employment with Company.

12. No Solicitation. During the term of my employment with Company and for a period of one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

13. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

14. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company's records or such other address as I may specify in writing. Notices to Company shall be sent to Company's Human Resources Department or to such other address as Company may specify in writing.

15. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Texas. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Travis County, Texas, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Texas, such personal jurisdiction shall be nonexclusive.

16. Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17. Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

18. Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:

Wintegra, Inc.

By: /s/ Robert O’Dell	By: /s/ Michael J. Phillip

Title: V.P. Marketing	Printed Name: Michael J. Phillip

Dated: August 25, 2000	Dated: August 25, 2000

Exhibit A

PRIOR INNOVATIONS

(Please list prior innovations here, or write “no prior innovations exist”.)

No prior innovations exist.